Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
mark.haden@bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
susan.burns@bunge.com

John E. McGlade to Join Bunge Limited Board of Directors

WHITE PLAINS, NY — July 23, 2014 — Bunge Limited (NYSE: BG) today announced that John E. McGlade has been appointed to its Board of Directors, effective August 5, 2014.

Mr. McGlade, age 60, was chairman, president, and chief executive officer of Air Products from 2008 to 2014. He joined Air Products in 1976 and held positions in the company’s Chemicals and Process Industries, Performance Materials and Chemicals Group divisions. He was appointed president and chief operating officer of Air Products in 2006 and retained the title of president when he was named as chairman and CEO two years later.

“John’s strong leadership of a global company providing services and solutions to customers across a range of industries and experience managing environmental, health, safety and quality issues will bring an important perspective to Bunge’s Board of Directors,” said L. Patrick Lupo, Chairman, Bunge Limited. “We look forward to benefitting from his experience and insights.”

Mr. McGlade serves on the board of directors of The Goodyear Tire & Rubber Company and on the executive committee of the Council on Competitiveness. He is a trustee of The Rider-Pool Foundation and the SteelStacks Leadership Foundation, and a former trustee of Lehigh University.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

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